Department of
                                                         Trade and Industry

                                                         B.156
                                                         Harwell
                                                         Didcot
                                                         Oxon
                                                         OX11 OQJ

e-mail graham.dale@aeat. co.uk
Direct line 01235 432406
Local fax   01235 433566
Our ref     B/724
Your ref
Date 24 January 2001


Border Biofuels Ltd
The Tweed Horizons Centre
Newtown St Boswells
Melrose
Roxburghshire
TD6 OSG


FOR THE ATTENTION OF Dr Adrian Bowles

Dear Sir


PROJECT REFERENCE NO. B/T2/00724/00/00
PROJECT TITLE: INTEGRATED BIOFUEL, PYROLYSIS AND ENERGY CONVERSION DEMONSTRATION PLANT


1. I am pleased to inform you that subject to the terms and conditions of this letter the Secretary of State for Trade and Industry ("the Secretary of State") is prepared to pay Border Biofuels Ltd ("the Company") a grant not exceeding 1,161,300 pound sterling under Section 5 of the Science and Technology Act 1965 for the installation of an Integrated Biofuels, Pyrolysis and Energy Conversion DEMONSTRATION Plant ("the Project") at The Tweed Horizons Centre, Newtown St Boswells, Melrose, Roxburghshire TD6 OSG in accordance with the following details:

    The full Application dated 26 June 2000

    A letter from Border Biofuels Ltd dated 20 November 2000 to Nick Hall-
    Stride

    A Revised Budget Spreadsheet (replacing the spreadsheet attached to

    Border Biofuels Ltd letter dated November 2000

    as submitted to the Department of Trade and Industry("the Department") under the New and Renewable Energy Programme.

Framework and Conditions of the Offer


2. The general rules attaching to this offer are defined in the Framework for Collaboration ("the Framework"), a copy of which is attached to this letter. Should there be any conflict between the terms of the Framework and those set out in the terms of this letter, the terms of the letter shall prevail.


3. The Project is to be carried out in collaboration with Dynamotive Europe Ltd and Orenda Aerospace Corporation (together with the Company "the Participants") in accordance with the terms of a collaboration agreement between the Participants in terms consistent with the requirements set out in the Framework and signed by all the Participants ("the collaboration Agreement").


4. This offer is conditional on the Department receiving within two months of the date of this letter the grant offer acceptance duly signed by those Participants to be supported by the Department and a copy of the Collaboration Agreement. If these conditions are not met, the grant offer will lapse automatically. The grant offer may be renewed or extended at the discretion of the Secretary of State.

Financial


5. The grant will be 25% of the net eligible costs (as defined and detailed in Schedule 1) incurred and defrayed on or after 9 January 2001 and will be payable by installments on submission by the Company of a statement of monies expended (as defined in Schedule 1) by the Company and the Participants on the Project. Unless the Secretary of State otherwise agrees, payments will be made in accordance with the payment schedule below:-


Deliverable                            INSTALLMENT Limit        Date
FEED contract
Power purchase contract                85,943 pound sterling    March 2001

Order for long lead items placed
Preliminary pre construction
Due Dilligence report                  204,523 pound sterling   June 2001

Evidence of statutory position
Delivery of fuel processing equipment  269,544 pound sterling   September
                                                                2001

Delivery of all main plant and
equipment complete
Evidence inventory of fuel             194,019 pound sterling   December 2001

Installation Completion Certificate

Interim report detailing snagging etc. 47,269 pound sterling   March 2002

Cold Commissioning Certificate
Preliminary report from Due
Diligence Assessments                  47,915 pound sterling   June 2002

Completion Certificate issued          91,296 pound sterling   September 2002

Preliminary Test Report                68,546 pound sterling   December 2002

Interim Test Report                    68,546 pound sterling   March 2003

Final Report                           83,699 pound sterling   June 2003

Any overpayment of grant must be refunded forthwith to the Secretary of State on his first demand or upon the Company becoming aware that grant has been overpaid, whichever first occurs.


6. Unless the Secretary of State otherwise agrees, each claim for payment must be accompanied by:-
(i)   a report on the Project covering:-

     (a) progress on the Project. The report should cover progress against the output measures/deliverables and relevant milestones agreed;

     (b) any change in the nature or scale of the Project including an assessment of any change in the prospects of technical success;

     (c) any change in the ownership of or beneficial interest in any asset provided for the Project;

(ii) the latest annual accounts of each Participant supported by the Department, unless these have already been supplied to the Department in connection with the application for assistance or an earlier claim for payment. If these accounts relate to a period ending more than nine months before the date of the claim for payment, management accounts for the later period must be included;

(iii) an up-to-date estimate of the Project costs indicating any significant variations in the amount or timing of payment of these costs.


7. In addition, confirmation is required that the Company has expended the sums in respect of which claims are made in the period. For this purpose, reports from an independent accountant must be provided with each claim. Reports must be in the form set out in Schedule 3 and must be made by an independent accountant who is qualified under the terms of Section 25 of the Companies Acts 1989 for appointment as auditor of the Company. A person eligible under Section 34 (1) of the Companies Act 1989 for appointment as auditor of a non-quoted company (as defined in that section) may only report on grant claims made by such a company or by a business not incorporated under the Companies Acts.



8. The Secretary of State may also require a report from an independent accountant to be submitted in exceptional circumstances including:-

(i) withdrawal of any Participant from the Project or termination of the Project;

(ii) a claim disclosing expenditure substantially greater than was anticipated for the period in question;

(iii) a claim being made which covers an unusually long period or relates mainly to monies expended in a previous financial year;

(iv) change in the accounting reference date or accounting practice of any Participant.


9. Despite the provisions of paragraph 5, the Secretary of State is under no obligation to pay more than 85% of the grant specified in paragraph 1 until the Project has been completed to his satisfaction.


10. All claims must be accompanied by full documentation. The Secretary of State shall be under no obligation to make any payment on claims received after 8 January 2004 and there will be a general presumption against paying claims received after this date, unless he has previously agreed in writing to an extension.


11. Once a fully documented claim has been received, grant will normally be posted, or the claim rejected, within 30 days, unless it is necessary for the Department to seek further information to support the claim.


CHANGES AFFECTING THE PROJECT


12. Subject to the prior written agreement of the Participants and the Secretary of State an additional participant or participants may be accepted into the Project in conformity with the Framework. In the event of a participant withdrawing the Participants will cooperate with the Secretary of State in securing an alternative participant or participants, if it is necessary in the Secretary of State's view in order to complete the Project.


13. While the Department in supporting the Project recognizes the inherent technical and financial risks, there may be occasions when the Secretary of State considers that the payment of grant should cease or that grants already paid should be reclaimed. The Secretary of State shall be under no obligation to pay the grant, and any grant already paid may become repayable, in whole or in part, at his discretion, if:

   (i) he considers that collaboration between the Participants is not evident and effective;

   (ii)  he considers that the future of the Project is in jeopardy;

   (iii) in his opinion progress towards completion of the Project is unsatisfactory or if the Project is not completed by 8 July 2003 or, in the opinion of the Secretary of State there is no longer any reasonable prospect of the Project being completed by that date, unless he has previously agreed in writing to an extension;

   (iv) there is a change in the nature or scale of the Project which in his opinion is substantial and to which he has not given his prior written agreement;

   (v) in his opinion the steps taken by the Participants during the period referred to in paragraph 27 for the exploitation of the results of the Project are inadequate;

   (vi) an asset, the cost of which has been included in the net eligible costs, is not used for the purpose of the Project, except as previously agreed by him in writing;

   (vii) if within the period commencing on the date specified in paragraph 5 and ending 3 years after the date on which the final payment of grant is made:

         (a) any Participant becomes the subject of a proposal for a voluntary arrangement or has a petition for Administration Order or a petition for a winding-up Order brought against it or passes a resolution for a winding-up or makes any composition, arrangement, conveyance or assignment for the benefit of its creditors, or purports to do so, or if a receiver or any other person is appointed in respect of its undertaking or of all or any of its property or if the Participant does or suffers anything substantially equivalent to any of the foregoing.

          (b) any Participant ceases to be a subsidiary (as defined in the Companies Act 1985) of any company of which it is a subsidiary at the date of this letter or becomes a subsidiary (as so defined) of a company of which it is not a subsidiary at the date of this letter, and such change of status is likely in the opinion of the Secretary of State to affect adversely the Project or the exploitation in accordance with the provisions of this letter.

   (viii) any Participant does not comply with or observe any condition of this letter.


14. The Company shall inform the Department promptly in writing of any cessation of work on the Project and of any event or circumstance likely to affect significantly the satisfactory completion of the Project. The Company shall also inform the Department promptly in writing if any of the events referred to in paragraph 13 (vi), (vii) or (viii) take place.


GENERAL


15. The Company shall manage the Project in accordance with the terms of the Collaboration Agreement.

16. The Company shall carry out the duties of Lead Company which are as follows:

    (i) to use its best endeavours to ensure that the Participants do everything which is requisite to enable the terms and conditions of this letter and the Framework to be fulfilled;


    (ii) to receive grant payments on behalf of itself and of other Participants, and upon receipt of such payments to make corresponding payments to other Participants in respect of those monies expended by them to which the grant payments relate.


17. The Secretary of State and his representatives and advisers shall have the right to inspect the Project at any time and &om time to time and to require such further information to be supplied as he or they see 6t. Such further information may include but is not limited to information concerning the financial position of the Participants to be supported by the Department. In addition the Secretary of State and his representatives and advisers shall have the right to call and attend meetings with the Participants if necessary.


18. The Secretary of State shall be entitled to withhold payment and/or claim repayment of grant together with interest under this letter to the extent of the amount of any grant or other payment which has been received, or is, in the opinion of the Secretary of State, likely to be received, from any public authority and which the Secretary of State considers is payable towards the Project. For the purposes of this paragraph "public authority" includes any of the European Communities or their Institutions, any government department, research council, local authority, or body wholly or partly supported by public funds or charitable contributions. The terms of this paragraph do not apply to grant or other payment whose availability has been disclosed by the Participants to the Secretary of State before the date of this offer and which has been taken into account in making this offer.


19. Notwithstanding the provision of paragraph 18 the Secretary of State may:

    (i) withhold payment of grant and/or reclaim any grant paid to the extent necessary to ensure that any assistance given under this offer letter taken together with any other assistance which, in the opinion of the Secretary of State, has been or is likely to be received towards the Project is within the aid limits laid down by the European Communities;

    (ii) withhold or reclaim grant if required to do so by a decision of the Commission of the European Communities.


20. No amendment to the terms of this offer will be effective unless and until agreed in writing on behalf of the Secretary of State.


21. The Secretary of State may provide the Commission of the European Communities with information about assistance under the New and Renewable Energy Programme in compliance with Treaty obligations.


22. Acknowledgement of Government input may be required, possibly through the use of branding on any publicity materials.


23. The Company will be required to assist in the Department's evaluation of the Programme and the Company agrees to provide information to assist the Department in connection with its evaluation.


CONFIDENTIALITY AND INTELLECTUAL PROPERTY

24. Confidential Information relating to the Project and/or its results other than such agreed to be included in publishable reports shall be disclosed outside the collaboration only with the prior written agreement of all the Participants and the Department.


25. The Participants shall make all reasonable enquiries concerning copyright, design, patent and other intellectual property rights and shall ensure that to the best of their respective beliefs there are no such rights which are required in connection with the carrying out of the Project or the exploitation of the Project's results save such as are owned by, or available to, the Participants on, and will continue to be so available at all times after the date of the start of the Project as referred to in paragraph 5.


26. If any Participant is or becomes aware of any third party patent or patent application relevant to the exploitation of the result of the Project, the Participant shall immediately inform the Secretary of State.


EXPLOITATION


27. During the period ending five years after the date on which the final payment of grant is made the Participants shall take reasonable steps to exploit the results of the Project. The Participants will cooperate with the Secretary of State in securing an alternative participant or participants if it is necessary in his view in order to ensure the exploitation of the results of the Project.


28. The Participants shall not exploit the results of the Project outside those countries which, at any time during the exploitation period, form part of the European Economic Area during the period starting on the date of this letter and ending five years after the date on which final payment of grant is made, unless the Participant or Participants have previously obtained the written consent of the Secretary of State. The exploitation of the results of the Project shall not be deemed to include the sale outside the European Economic Area of goods manufactured within it.


29. The Participants are required to notify the Secretary of State of the sale or commercial use of any prototypes the costs of production of which are included in the net eligible costs set out in Schedule 1, and to pay the Secretary of State 25% of the sale proceeds or income, or expected income, generated by the commercial use of any such prototypes after deducting from those proceeds the cost of any necessary refurbishment. The Participants shall provide an auditor's report on the sale price or commercial use and the refurbishment costs involved. This payment is to be by refund of grant.


ACCEPTANCE OF OFFER


30. Acceptance of this offer constitutes agreement in full to the terms and conditions set out in this letter.


31. The offer should be accepted by a Director of the Company signing the duplicate copy of the offer letter on behalf of the Company and by a Director of each of the other Participants to be supported by the Department accepting on behalf of that Participant by signing the undertaking at the end of this letter. The letter and the Participants' acceptances should then be returned to me.


32. This offer letter shall be governed by and construed in accordance with English law in all respects.


33. If this offer is accepted, the Project will be monitored on behalf of the Secretary of State by MR NICK HALL-STRIDE, ETSU, BLDG. 156, HARWELL OXFORDSHIRE. OX11 OQJ. TEL: 01235 432158, FAX 01235 432050 .


34. Please acknowledge receipt of this letter.


Yours faithfully




/Sinature/
Robert Bell
on behalf of the Secretary of State


Border Biofuels Ltd. accepts the offer set out above and in the Schedules.




Signed   /Sinature/


Director for and on behalf of Border Biofuels Ltd.

Date  8th March 2001

DECLARATION BY PARTICIPATING COMPANY

[Anthony Robson ], on behalf of DYNAMOTIVE EUROPE LTD, one of the companies participating in the Project which is the subject of the Secretary of State's Offer letter of 22 January 2001 hereby confirm that, in consideration of the Secretary of State's becoming bound to fulfill the obligations undertaken by him in the above offer letter upon acceptance thereof by BORDER BIOFUELS LTD, DYNAMOTIVE EUROPE LTD accepts all the terms and conditions set out in the offer letter and requiring the compliance of, or imposing any obligation on DYNAMOTIVE EUROPE Ltd as a Participant in the Project. I undertake to the Secretary of State that DYNAMOTIVE EUROPE LTD will do all such things and provide all such information, documentation and assistance as is required of it or necessary to be produced by it under the terms of the offer letter.

In further undertake to the Secretary of State that Dynamotive Europe Ltd will indemnify BORDER BIOFUELS LTD in regard to any repayment to be made to the Secretary of State under paragraphs 5, 13,18,19 and 27 of the offer letter to the extent of monies received by DYNAMOTIVE EUROPE LTD &om Border Biofuels Ltd under the Project. The obligation of DYNAMOTIVE EUROPE LTD to indemnify Border Biofuels Ltd shall only arise in the case that actions or failures of DYNAMOTIVE EUROPE LTD form part of the reasons of the Secretary of State in seeking repayment.




Signed..... /Sinature/...............Director for and behalf of DYNAMOTIVE
EUROPE LTD.

Date  March 8th 2001

DECLARATION BY PARTICIPATING COMPANY

 ..............., on behalf of ORENDA AEROSPACE CORPORATION, one of the companies participating in the Project which is the subject of the Secretary of State's offer letter of 22 January 2001 hereby confirm that, in consideration of the Secretary of State's becoming bound to fulfill the obligations undertaken by him in the above offer letter upon acceptance thereof by BORDER BIOFUELS LTD, ORENDA AEROSPACE CORPORATION accepts all the terms and conditions set out in the offer letter and requiring the compliance of, or imposing any obligation on ORENDA AEROSPACE Corporation as a Participant in the Project. I undertake to the Secretary of State that ORENDA AEROSPACE CORPORATION will do all such things and provide all such information, documentation and assistance as is required of it or necessary to be produced by it under the terms of the offer letter.

I further undertake to the Secretary of State that ORENDA AEROSPACE CORPORATION will indemnify Border Biofuels Ltd in regard to any repayment to be made to the Secretary of State under paragraphs 5, 13,18,19 and 27 of the offer letter to the extent of monies received by ORENDA AEROSPACE CORPORATION FROM BORDER BIOFUELS LTD under the Project. The obligation of ORENDA AEROSPACE CORPORATIOn to indemnify BORDER BIOFUELS LTD shall only arise in the case that actions or failures of ORENDA AEROSPACE CORPORATION form part of the reasons of the Secretary of State in seeking repayment.


Signed..... /Sinature/........... .Director for and behalf of ORENDA
AEROSPACE CORPORATION

Date March 8th 2001

SCHEDULE 1

PROJECT COSTS

1. The provisions of this Schedule are subject to the terms and conditions of the offer letter.

2. The grant will be 25% of the net eligible costs (as defined in paragraph 5 below) in respect of which monies have been expended (as defined in paragraph 4 below) by the Participants on the Project between 9 January 2001 and 8 July 2003, the estimated costs of which are set out below:-

Project Cost and Breakdown of the Total Resources for the Project

                                                   Totals (pound sterling)
STAFF AND OVERHEADS:
Border Biofuels Ltd                                406,528

Dynamotive Europe Ltd                              159,916

Orenda Aerospace Corporation                       159,916

Consumables                                        250,000

Capital Equipment                                3,415,000

Sub-contracts                                      236,000

Site Rental                                          5,000

UK Travel Br Subsistence                             7,680

Overseas Travel R Subsistence                        5,000

TOTAL (Overall Project Cost)                     4,645,040

Award Approved                                   1,161,300

Breakdown of Participation, in pound sterling (including collaborators where applicable)

                         Organization       type    Financial      award
                                                   contribution    sought

Lead Organization    Border Biofuel Ltd      (R)  1,223,780         25%

Collaborator 1    Dynamotive Europe Ltd      (I)  1,080,000         25%

Collaborator 2 Orenda Aerospace Corporation  (I)  1,180,000         25%

Note: Organization Type - industry(I); education (E); and research (R), Intermediary (such as Trade Association) (Int.)

3. The grant to be paid will be reduced by the amount of any Selective Assistance received or receivable on an goods or buildings, the costs of which are properly included in the net eligible costs.

4. For monies to have been expended liabilities must have been incurred and delayed. No claim can be accepted for liabilities which have been incurred but have not yet been defrayed. The labour cost, at an agreed rate, of the Lead Company who is a sole trader or partnership, will be treated as cost defrayed for the purpose of the claims relating to time spent in connection with the project.

5. The net eligible costs shall be the costs which are properly attributable exclusively to the Project excluding and deducting (as may be appropriate) from the amount of such costs:-
    (i) input Value Added Tax;

    (ii) any other grant from any public authority (as defined in paragraph 18 of the Offer Letter) received or receivable in respect of the Project;

    (iii) interest, service charges and interest arising from hire purchase, leasing and credit arrangements;

    (iv) any addition for profit by any Participant and profit earned by any company in any Participant's group as a result of work relevant to the Project undertaken by a Participant or sub-contracted to such company by a Participant. For the purposes of this sub-paragraph "group" means any holding company of any Participant and any subsidiary of such holding company or of, and "holding company" and "subsidiary" have the respective meanings assigned to them in Section 736 of the Companies Act 1985.


SCHEDULE 2


REPORTING REQUIREMENTS


1.  The Company shall provide to the Mr Nick Hall-Stride the following:
    (a) at monthly intervals one copy of a progress report summarizing the progress of the Work to date;

    (b) progress meetings, if and when required, will be held with and arranged by the ETSU Project Supervisor;

    (c) Not later than 9 June 2003 one copy of a drat final report describing all of the Work carried out. ETSU's Project Supervisor shall forward his detailed comments on the draft report to the Company by 23 June 2003;

    (d) Upon receipt of written confirmation that the draft report is satisfactory, the Company shall provide by 8 July 2003:-

      (i)   Two bound copies of the agreed final report, and

      (ii) One unbound master copy of the agreed final report on single sided A4 plain paper;

      (iii) an electronic copy of the report in a format compatible with Word for Windows.

2. The reports detailed above shall be in a form agreed with the Secretary of State and in accordance with the 'Guidelines for the Preparation of Department of Trade and Industry's New and Renewable Energy Programme Contractors Reports', a copy of which will be provided to the Company on request.

SCHEDULE 3


THE ACCOUNTANT'S REPORT


I/We have examined the enclosed claim and previous claims submitted by Border Biofuel Ltd (the Company), on behalf of the Participants.

I/We have also examined the records of the Participants as necessary and have obtained such explanations and carried out such tests as I/we consider necessary.

I/We report that in my/our opinion subject to any reservations set out in my/our accompanying letter dated

   (i) the claim and previously submitted claims for payment are in accordance with the Department of Trade and Industry offer letter dated 22 January 2001 under INTEGRATED BIOFUELS, PYROLYSIS and ENERGY CONVERSION DEMONSTRATION PLANT including the Schedules thereto;

   (ii) the Participants have expended (as defined in Schedule 1 to the offer letter) monies to cover those eligible costs incurred and defrayed during the period from 9 January 2001 to 8 July 2003 related to the Project described in the offer letter amounting to:-


Staff and overheads

Consumables

Capital items

Sub-contracts

Site Rental

UK Travel R Subsistence

Overseas Travel R Subsistence

TOTAL (Overall Project Cost)

   (iii) none of the costs were incurred before 9 January 2001;

   (iv) overheads included in the expenditure are:-

        (a) in respect of the Participant's own labour;

        (b) not calculated to include any profit;

        (c) appropriate to the Project;

        (d) not in excess of overhead rates applicable to similar work carried out by the Participants;

    (v) the totals at (ii) above exclude any other grant from any public authority received or receivable by the Company or any Participant in respect of the Project;

    (vi) the totals at (ii) above exclude input Value Added Tax and interest and service charges arising from hire purchase, leasing and credit arrangements;

    (vii) the totals at (ii) above exclude any addition for profit by any Participant and profit earned by any company in any Participant's group (as defined in Schedule 1) as a result of work relevant to the Project undertaken by a Participant or sub-contracted to such company by a Participant.

    (viii) the Participants have maintained adequate records to enable me/us to report on this claim for payment of grant.


I/We certify that except for the grants mentioned above or specified in my/our accompanying letter dated no grants from any other public authority have been received or are receivable by any Participant in respect of the Project.


Name for enquiries

FRAMEWORK FOR COLLABORATION

1. DEFINITIONS

(i) THE PROGRAMME:

All work carried out under the New and Renewable Energy Programme and supported by the Department and other funding organisations (if any) and extending to the exploitation of that work.

(ii) THE PROJECT:

Specific work undertaken in collaboration as part of the Programme with financial support from the Department and other funding organisations (if any).

(iii) CONSORTIUM:

The participants in the Project working within the terms of a formal collaboration agreement.

(iv) PARTICIPANT:

Any commercial, academic or other science-base research organisation undertaking research within the terms of a collaboration agreement as part of the Project supported by the Department and other funding organisations (if any) under a Programme.

(v) LEAD COMPANY:

Where specified by the collaboration agreement, the Participant that coordinates the applications and is the sole recipient of the Consortium grant from the Department.

(vi) INTELLECTUAL PROPERTY:

Any inventions (whether patentable or not) and applications thereof, patents, registered designs, copyright material including computer software, and technical know how and other information.

(vii) BACKGROUND:

Any Intellectual Property made available by a Participant for use in the Project or necessary to exploit the results but not generated under the Project and belonging to the Participant or to which the Participant has the necessary rights for the purpose of the Programme. References to Background in this Framework include only such material as above which is made available before or during the Project or identified before the end of the Project or is necessary for the exploitation of the results of the Project.

(viii) RESULTS:

Any Intellectual Property generated under the Project by one or more participants or under any subcontract made between a Participant and a subcontractor in connection with the Project.

(ix) IPR:

Intellectual Property rights including Background and Results.

(x) Dissemination:

The passing of a report prepared by a Participant to any other Participant(s) which contains:

    (a) a statement on the Results and/or progress of work done under the Project;

    (b) a statement of the performance, form, fit or function of items resulting from work on the Project.


(xi) DISCLOSURE:

 The passing to any party by a Participant of information which contains:
    (a) data relating to capability, technology, techniques, process know-how and the like;

    (b) any data which is deemed by the disclosing party to be of a commercially sensitive nature.


2. STRUCTURE OF COLLABORATION

Each Participant will be entitled to choose its partners in any Consortium. The members of a Consortium will submit a joint proposal to the Department. A formal collaboration agreement shall be entered into, setting out inter alia:

    (a) the terms of the collaboration between the intending Participants and the mechanisms for managing the Project;

    (b) ownership and licensing of IP;

    (c) provisions for confidentiality including any mechanisms for dissemination and disclosure.


MANAGEMENT/ORGANISATION OF A CONSORTIUM

The collaboration agreement relating to a Project should cover the management and organisation of the Consortium. It should set out the details of how the work by the deferent Participants will be coordinated; the responsibilities and liabilities of the Participants; how information relating to the Project will be collected and assessed; and the mechanisms for reviewing progress and reporting the results of these reviews to the Department and to other funding organisations (if any) at agreed intervals. The following conditions shall apply:-

    (1) the Consortium should appoint an employee of one of its Participants as Project Manager responsible for the documentation of IPR and the implementation of a project management system. The Project Manager will also act as a formal contact point with the Department and other funding organisations (if any) for the collection, coordination and communication of management information and submission of regular progress reports;

    (2) the Consortium will appoint a Lead Company to act on behalf of the Consortium vis-a-vis the Department. The collaboration agreement should set out the rights and responsibilities of the Lead Company vis-a-vis the other Participants.

    (3) the Department and other funding organisations (if any) will normally appoint a Project Monitor to undertake the technical monitoring required under the Programme. The participants will cooperate with the Project Monitor and make available such information (both financial and technical) as he/she considers necessary for the effective monitoring of the Project.


4 INTELLECTUAL PROPERTY

    (1) Participants should make all reasonable enquiries concerning the availability of, and rights to use, IP needed for the Project and ensure that to the best of their respective beliefs there are no such rights which are required in connection with the carrying out of the Project or the exploitation of the Results that are not owned by or available to the Participants at start of the Project.

    (2) Background necessary for the purposes of the Project shall be made feely available within each Consortium for such purposes for the duration of the project. Participation in the Programme shall not of itself affect the ownership of Background.

    (3) Results will be made freely available within each Consortium for the purpose and duration of the Project.

    (4) The results of the Project will usually be vested in the industrial Participant(s). The collaboration agreement shall inter alia set out the terms and conditions which may be agreed to safeguard the interests of non-industrial Participants.

    (5) When a Participant subcontracts work under a Project, he shall take such steps as are necessary to ensure that his obligations under the Programme can be met.

5. DISSEMINATION AND DISCLOSURE

    (1) Each Consortium should furnish regular reports describing progress and Results for dissemination to Participants in other projects within the Programme. It is intended that these should be informative but may exclude commercially sensitive information.

    (2) Participants should not withhold unreasonably information relating to a Project requested by Participants of other projects in the Programme who are not also Participants in that Project. The owner of the information may require the recipients to enter into an appropriate confidentiality agreement which may be subject to the prior approval of the other members of the Consortium.

    (3) Participants are free to take into account their commercial interests when deciding whether and how material stemming from a Project should be made public. Within the constraints that this may impose, Participants should be able to publish material as they think appropriate and other Participants should not seek to impose unreasonable restrictions on their doing so.

    (4) Where the Consortium includes one or more Government Establishments, the Crown have the right, free of payment, to use the Results for information and research purposes only, within Government departments and establishments, provided that any information not in the public domain relating to such Results shall not be communicated outside such Government departments and establishments without the prior written permission of the Participants to whom the Results are proprietary.

    (5) Where disclosure of information about a Project is necessary for the purpose and implementation of another Project, and the conditions set out in this section and elsewhere do not provide a means of ensuring this, the Department and other funding organisations (if any) may call a meeting of the interested parties with a view to determining what information should be made available for the purposes of that Project and on what terms.


6. FURTHER RESEARCH

In general science-base Participants shall be entitled to use their Results for further research. Where this involves the use of information supplied or generated by other Participants, consent should not be unreasonably withheld.


7. EXPLOITATION

Industrial Participants to a Project should ensure as far as possible the exploitation of Results owned by them and shall in consequence be entitled to:

    (a) a licence to use the Background of other Participants to the Project to the extent necessary to exploit their own Results. Such licence will be on terms specified in the collaboration agreement.

    (b) a licence to use the Results of other Participants to the Project to the extent necessary to exploit the Participant's own Results. Such licence will be on terms specified in the collaboration agreement.

All licences should be on a non-exclusive basis and may be transferable.


8 FAILURE TO EXPLOIT

    (1) Where a Participant fails to exploit its Results and in consequence licenses those Results and any necessary Background to another organisation, the licence shall be on fair and reasonable terms in respect of Results and on commercial terms in respect of Background.

    (2) The collaboration agreement shall specify the circumstances under which, and the terms on which, the IPR should revert, where IPR that had been invested by one Participant in another Participant is not exploited by the latter.


9. TERMINATION

A Participant may withdraw from a Project only with the unanimous consent of the other Participants. Otherwise withdrawal shall be treated as default and the conditions set out below should apply.

If a Participant to a Project defaults on its obligations so as to jeopardize the objectives of the Project, the defaulting Participant's right to continue participating in the Project may be terminated, where upon:-

(a) rights granted to other Participants in respect of the defaulting Participant's Background shall continue for the duration of the Project; to the extent that exploitation of the Results of other Participants is dependent on the defaulting Participant's Background this shall be licensed on terms to be specified in the collaboration agreement.

(b) the defaulting Participant shall provide other Participants with a free licence to use any of its Results necessary for the implementation of the Project and furthermore to the extent necessary for them to exploit their own rights.

all rights acquired by the defaulting Participants to the Background and R.esults of other Participants shall cease immediately.